Exhibit 99.1

         Albany International Corp. Names New Chairman and Vice-Chairman

      Albany, New York, May 9, 2008 - At its regular meeting preceding the Annual Meeting of Stockholders today, the Board of Directors of Albany International Corp. (NYSE:AIN) elected Erland E. (Erkie) Kailbourne as Chairman of the Board. Frank R. Schmeler retired as Chairman, culminating 44 years of outstanding service to the Company.

      Mr. Kailbourne has been a Director of the Company since 1999. He currently serves as Chairman of the Board of Financial Institutions, Inc., and its wholly owned subsidiary, Five Star Bank, which provides commercial banking services to customers in Western and Central New York State. He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998.

      At the same time, the Board also elected John C. Standish to the new position of Vice-Chairman. John has served as a Director of the Company since 2001. He was formerly employed by the Company in a number of management roles, serving most recently as Senior Vice President--Manufacturing, Americas Business Corridor. He also serves as Director of the United Way of the Greater Capital Region. He is the brother of Director Christine L. Standish and the son of Chairman Emeritus J. Spencer Standish. He departed from the Company as an employee on January 31, 2008, in order to focus on his duties as a Company Director and as Chairman of the J.S. Standish Company. The J.S. Standish Company, together with J. Spencer Standish, Christine L. Standish, John C. Standish and Thomas R. Beecher, Jr., as trustee forvarious Standish family trusts, hold in the aggregate shares of Class A and Class B Common Stock entitling them to cast approximately 55% of the combined votes entitled to be cast by all stockholders of the Company.

      Thomas R. Beecher, Jr., who served the Company as a Director since 1969, also retired from the Board today.

      During the Annual Meeting, Mr. Schmeler and Mr. Beecher were honored for their contributions to Albany International. In a resolution read into the proceedings of the meeting, they were commended for their combined 87 years of service to the Company, for their unwavering dedication to the Company's shareholders and employees, and for their outstanding leadership during the many challenges that faced the Company during their years of service.

      Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.